As filed with the Securities and Exchange Commission on August 12, 2010
Registration No. 333-133341

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
ATS MEDICAL, INC.
(Exact Name of Registrant as specified in its charter)

Minnesota	3842	41-1595629
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)
3905 Annapolis Lane, Suite 105
Minneapolis, Minnesota 55447
(763) 553-7736
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael D. Dale
Chief Executive Officer	Copy to:
ATS Medical, Inc.	Timothy S. Hearn, Esq.
3905 Annapolis Lane, Suite 105	Dorsey & Whitney LLP
Minneapolis, Minnesota 55447	Suite 1500
(763) 553-7736	50 South Sixth Street
(Name, address, including zip code, and telephone	Minneapolis, MN 55402
number, including area code, of agent for service)	(612) 340-2600

     Approximate date of commencement of proposed sale of the securities to the public: Not Applicable
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
     If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
     Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)            ☐
     Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

TERMINATION OF REGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 3 relates to the Registration Statement on Form S-4 (File No. 333-133341) (the “Registration Statement”) of ATS Medical, Inc. (the “Company”), which was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 18, 2006. The Registration Statement registered 19,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Agreement and Plan of Merger dated as of January 23, 2006 by and among the Company, Seabiscuit Acquisition Corp., a subsidiary of the Company, 3F Therapeutics, Inc. and Mr. Boyd D. Cox, as representative of the 3F Therapeutics stockholders.
     On August 12, 2010, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2010, by and among the Company, Medtronic, Inc. (“Medtronic”) and Pilgrim Merger Corporation (“Merger Sub”), Merger Sub was merged with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Medtronic (the "Merger”). As a result of the Merger, the Company’s Common Stock is held of record by fewer than 300 persons. Accordingly, the Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC with respect to its Common Stock.
     As a result of the Merger, no additional shares of Common Stock will be issued by the Company. The Company is filing this Post-Effective Amendment No. 3 to remove and withdraw from registration all shares of Common Stock registered pursuant to the Registration Statement that remain unissued.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 12th day of August, 2010.

ATS MEDICAL, INC.
By:	/s/ Michael D. Dale
Michael D. Dale
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of August, 2010.

Signature	Title

/s/ Michael D. Dale Michael D. Dale	Chief Executive Officer, President and Chairman of the Board of Directors (principal executive officer)

/s/ Michael R. Kramer Michael R. Kramer	Chief Financial Officer (principal financial and accounting officer)

*	Director
Steven M. Anderson

*	Director
Robert E. Munzenrider

*	Director
Eric W. Sivertson

*By:	/s/ Michael D. Dale
Michael D. Dale
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.
Exhibit 24.1	Power of Attorney (previously filed in the initial Registration Statement and in Amendment No. 1 to the Registration Statement)